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                          ADS, ALLIANCE DATA SYSTEMS, INC.

                               SUPPLEMENTAL EXECUTIVE
                                  RETIREMENT PLAN

                                       (SERP)

                               EFFECTIVE MAY 1, 1999

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Alliance Data Systems relies on key individuals, such as yourself, for the continued success of our organization. To assist your financial planning and goals, Alliance Data Systems offers you the opportunity to save for retirement through our 401(k) and Retirement Savings Plan. The Company also contributes to your retirement funds through a company match on your 401(k) contributions and funding the Retirement Savings Plan.

Due to your level of income, the IRS limits the amounts you can contribute to our qualified plan, as well as the amounts Alliance Data Systems can contribute on your behalf. This Supplemental Executive Retirement Plan (SERP) has been designed to help you maximize your pre-tax savings and company contributions that are otherwise restricted due to these IRS limitations.

PURPOSE OF THE SERP:

The Alliance Data Systems' SERP is a nonqualified, unfunded plan that is designed to accomplish two things:

1. The Plan has a contributory component that will allow you to save money on a pre-tax basis (separately and in addition to your 401(k) contribution).
2. The Plan has a restorative component that allows you to continue to receive Retirement Savings Plan contributions that are otherwise limited due to certain IRS restrictions.

ELIGIBILITY:

You must be a regular, full-time associate on the United States payroll of ADS Alliance Data Systems, Inc., and your eligible compensation must be equal to or greater than the IRS compensation limit (currently $160,000) as of December 31 of the previous calendar year. An associate is any person receiving compensation for personal services rendered in the employment of ADS Alliance Data Systems, Inc. In addition, you must be a participant in the ADS Alliance Data Systems, Inc. 401(k) and Retirement Savings Plan.

Eligible compensation is defined as your base annual salary, plus commissions, payments received under the ADS Alliance Data Systems, Inc. Incentive Compensation Plan and bonuses (but not sign-on bonus), up to a maximum of $1 million annually, paid to you while you are a full-time associate. Excluded from eligible compensation are severance payments, disability payments, workers compensation payments, stock option earnings, referral or signing bonuses, and gross-up of wages for contest or other earnings.

IRS LIMITATIONS (AS THEY PERTAIN TO THIS PLAN):

There are two IRS limitations on qualified plans, such as our 401(k) and Retirement Savings Plan, which this Plan takes into consideration.

1. For associates whose eligible compensation reaches the $160,000 IRS compensation limit (subject to cost of living adjustments announced by the IRS) during the plan year, all contributions to the 401(k) and Retirement Savings Plan must stop. This means all pre- and post-tax associate contributions, as well as any Company contributions, such as the employer match. It also means the maximum amount of compensation used to calculate Retirement


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     Savings Plan contribution is $160,000 (subject to cost of living adjustments announced by the IRS).

     For example, assume your eligible compensation as of December 31 is $200,000, you are 48 years old and have 10 years of service. The age and service points under the 401(k) and Retirement Savings Plan would be 4, or 4%. However, only $6,400 ($160,000 x 4%) could be contributed to your 401(k) and Retirement Savings Plan. The remaining $1,600 [($200,000 - $160,000) x 4%] would be "restored" and placed in the Alliance Data Systems' SERP.

2. The maximum allowable associate contribution to a qualified plan is equal to 25% of compensation as defined under Section 415(c) of the Internal Revenue Code, or $30,000, (whichever is less). Compensation for these purposes is calculated by taking into consideration all pre-tax contributions, such as 401(k) contributions, as well as medical, dental, vision, and health care spending account deductions. This is referred to as reaching the "415 Limit". Any amounts that would normally be refunded to you from the qualified plan because of reaching the 415 Limit would instead be directed into the SERP on your behalf.

BASIC PLAN DESIGN:

There are two components:  contributory and restorative.


 CONTRIBUTORY                            RESTORATIVE
 -    0% to 16% (in whole percentages)   -    Retirement Savings Plan
      of eligible compensation on a           contributions for compensation in
      pre-tax basis and contributed to        excess of the IRS allowable
      the plan each pay period (subject       compensation limit (subject to
      to eligible compensation of $1          cost of living adjustments
      million annually)                       announced by the IRS) that cannot
 -    401(k) contributions that would         be contributed to the 401(k) and
      otherwise be returned because of        Retirement Savings Plan (subject
      reaching the 415 Limit                  to eligible compensation of $1
                                              million annually)

Unlike the qualified plan, the SERP does not provide any company match on your contributions.

Your contributions and the restorative contributions from Alliance Data Systems will initially accrue interest at a rate of 8% a year, compounded quarterly. The interest rate is established by Alliance Data Systems and may be reviewed and adjusted periodically at the sole discretion of the 401(k) and Retirement Savings Plan Investment Committee.

Contributions to the SERP are in addition to any contributions you choose to make to Alliance Data Systems' qualified 401(k) and Retirement Savings Plan. Therefore, it's possible you could be contributing 16% to both plans at the same time (a total of 32% of income). You must decide prior to the beginning of the Plan Year, by making an election in accordance with the procedures described in this Plan, how much of a contributory contribution you want to make (i.e., how much of your eligible compensation is to be deferred).


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VESTING:

You are always 100% vested in your own contributions. You become 100% vested in the restorative funds after five (5) continuous years of service. For this purpose, a year of service means a calendar year in which you have worked at least 500 hours for ADS Alliance Data Systems, Inc. Years of service worked for a company acquired by ADS Alliance Data Systems, Inc. will not be used to determine years of service for purposes of vesting under this Plan.

In the event of a change of control of Alliance Data Systems, as described under Funding, you will become automatically 100% vested in the restorative funds, regardless if you have five (5) years of service with Alliance Data Systems.

FUNDING:

The SERP is not funded. The amounts you contribute to the plan as well as the restored company contributions are not set aside in a trust. Any payments made to participating associates will be made from the general assets of Alliance Data Systems.

In the event of a change of control of Alliance Data Systems, Alliance Data Systems has established a "rabbi trust", which will fund all deferred and restored amounts, to secure your SERP benefits. A change of control occurs if one person or entity acquires 51% of the voting stock of Alliance Data Systems (other than a person or entity who now owns 51% of the voting stock of Alliance Data Systems), or if there is a merger and more than 50% of the voting stock after the merger is held by the new stockholders. A change of control also occurs if Alliance Data Systems is dissolved or liquidated, or if all or substantially all of the company's assets are sold. However, a change of control will not be considered to occur when ADS Alliance Data Systems, Inc. stock becomes publicly traded on the open stock exchange.

ACCESS TO SERP BENEFITS:

While you are actively employed at Alliance Data Systems, you cannot access your contributions, restored company contributions and accrued interest in your SERP account, unless you experience an unforeseeable financial emergency. Requests for funds must be approved by the Investment Committee or its delegate. An unforeseeable financial emergency means a severe financial hardship resulting from:
-    a sudden and unexpected illness or injury to you or a dependent,
-    loss of your primary residence due to casualty, or
- other similar unforeseeable circumstances arising out of events that are beyond your control.

Funds cannot be withdrawn to purchase a home or to pay for tuition. Loans are not available.

If approval by the Investment Committee or its delegate is approved for a reason indicated above, voluntary contributions to the SERP will be suspended until the first of the month following 12 months from the date funds are released from the Plan.


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DISTRIBUTION OF BENEFITS:

If you cease to be actively employed, you retire, or become totally disabled (under the terms of the long-term disability plan and as determined by Alliance Data Systems' disability carrier at the time of distribution), you will be given the value of your pre-tax contributions, vested restored company contributions, and accrued interest on your pre-tax contributions and vested restored company contributions.

Receiving severance payments from Alliance Data Systems as part of a separation agreement is not considered to be actively employed by Alliance Data Systems.

If you die, your benefits will be paid to your designated beneficiary. If there is no beneficiary on file, benefits will be paid to your estate.

If the Plan is terminated, you will be given the value of your pre-tax contributions, vested restored company contributions, and accrued interest on your pre-tax contributions and vested restored company contributions.

Payments will be made within 60 days of the end of the quarter in which you become eligible for a distribution. All benefits will be paid in one lump-sum payment.

ACCOUNT STATEMENTS:

A summary of your account, reflecting your contributions, restored company contributions and accrued interest will be prepared and distributed annually.

TAXES:

This is a brief summary of tax rules in effect as of the date this Plan is adopted.

While your contributions into the SERP will be taken through payroll deduction on a pre-tax basis, you will be required to pay FICA taxes on any contributions made to the SERP. These contributions and their earnings will not be subject to FICA taxes upon distribution from the Plan.

Restored company contributions made to the Plan are subject to FICA taxes only after you have become vested in these contributions.

When a distribution is made from the plan, the payment is taxed as ordinary income at time of payment and any taxes required to be withheld will be subtracted from any amounts distributed. Distributions are not eligible for any special tax treatment, nor can they be rolled over into an IRA or another qualified plan.

ENROLLMENT PROCESS:

If you wish to take advantage of the pre-tax option of this plan, you must complete the form found at the end of this booklet.


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You do not have to do anything to enroll in the restorative component of the
SERP. However, you should still complete the Beneficiary Designation section of the form in the event a distribution needs to be made as a result of your death.


                                FOLLOW THESE STEPS:

     1.   Complete the Enrollment Form found in the back of this booklet.
     2. If you wish to make pre-tax contributions to the SERP, indicate the percentage of pay you wish to defer.
     3. ALL PARTICIPANTS NEED TO COMPLETE THE BENEFICIARY DESIGNATION SECTION OF THE FORM.
     4. Return the form to the Manager, Corporate Benefits, DAD1, PRIOR TO APRIL 30, 1999.

IMPORTANT NOTE:

You can stop your pre-tax voluntary contribution to the SERP at any time, however, YOU CANNOT DECREASE OR INCREASE YOUR CONTRIBUTION AT ANY TIME DURING THE CALENDAR YEAR. Contribution percentages can only be changed effective each January 1. If you stop contributions during the calendar year, you may not begin making pre-tax contributions until the next January 1.

You will be given an opportunity to change your pre-tax contribution each year prior to January 1.

AMENDMENT AND TERMINATION:

While Alliance Data Systems intends to continue the Supplemental Executive Retirement Plan, it is impossible to predict all future conditions. Therefore, the Investment Committee reserves the right to amend or terminate the plan at any time. However, no amendment may be made that would negatively impact your vested benefit or delay your ability to receive the benefits without your written consent.

OTHER INFORMATION:

PLAN ADMINISTRATION. The SERP is administered by the Alliance Data Systems' Investment Committee. The members of this committee are associates of Alliance Data Systems who are appointed by the Alliance Data Systems' Board of Directors and serve at the discretion of the Board. The Investment Committee has the authority to interpret the plan and decide all matters arising under the plan. Decisions of the Investment Committee are final and binding upon all parties. Additional information about the plan is available by contacting:

     Investment Committee
     C/o Sr. VP of Human Resources
     Alliance Data Systems
     17566 Waterview Parkway
     Dallas, TX   75252


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ERISA, TAX AND SECURITIES MATTERS.  While not a qualified plan, the SERP is subject to some provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended. It is not subject to any funding requirements and no property is held in the plan. It is not a qualified plan under Section 401(a) of the Internal Revenue Code and Alliance Data Systems may not take a tax deduction for contributions to the plan until the plan participant receives payment.

No person has or may create a lien on a participant's interest in the plan, under the plan, or on behalf of a plan participant or pursuant to any contracts in connection with the plan.

CLAIMS PROCEDURE. In the event a participant or named beneficiary has a dispute concerning the administration of this Plan, it shall first be submitted in writing to the Senior Vice President of Human Resources of the Company. In the event that this Senior Vice President does not provide a response satisfactory to the participant within 90 business days after receipt of the claim, the participant or named beneficiary may submit the dispute in writing within 60 business days thereafter to the Investment Committee, whose decision regarding the dispute shall be final and binding on each participant or person claiming under the plan. The Investment Committee review and decision shall be made within 60 business days, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered within a reasonable period of time, but not later than 120 days after receipt of a request for review.

NOT A CONTRACT OF EMPLOYMENT. This Plan shall not be deemed to constitute a contract between ADS Alliance Data Systems, Inc. and any associate or other person whether or not in the employ of ADS Alliance Data Systems, Inc., nor shall anything herein contained be deemed to give any associate or other person whether or not in the employ of ADS Alliance Data Systems, Inc. any right to be retained in the employ of ADS Alliance Data Systems, Inc., or to interfere with the right of ADS Alliance Data Systems, Inc. to discharge any associate at any time and to treat the associate without any regard to the effect which such treatment might have upon said associate as a participant of the Plan.

NON-ASSIGNABILITY. Except as may otherwise be required by law, no distribution or payment under the Plan to any participant, named beneficiary, heirs and successors shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any such distribution or payment be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to such distribution or payment. If any participant, named beneficiary, heir or successor is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any such distribution or payment, voluntarily or involuntarily, the Investment Committee, in their discretion, may cancel such distribution or payment or may hold or cause to be held or applied such distribution or payment or any part thereof to or for the benefit of such participant, named beneficiary, heir or successor in such manner as the Investment Committee shall direct.

GOVERNING LAW. The provisions of the Plan shall be construed, administered and governed under applicable Federal law and the laws of the State of Ohio.


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Alliance Data Systems Supplemental Executive Retirement Plan


                        ENROLLMENT/BENEFICIARY DESIGNATION FORM

PLEASE PRINT
EMPLOYEE DATA

----------------------------------------------------------------------------
Last Name                             First Name                        M.I.

----------------------------------------------------------------------------
Social Security Number
(          )
----------------------------------------------------------------------------
Work Phone                       Work Location

DEFERRAL ELECTION
I elect to participate in the Supplemental Executive Retirement Plan and elect the following savings percentage to be deducted from my eligible compensation:

 / /  / /  / /  / /  / /  / /  / /  / /  / /  / /  / /  / /  / /  / /  / /  / /
 1%   2%   3%   4%   5%   6%   7%   8%   9%   10%  11%  12%  13%  14%  15%  16%

BENEFICIARY DESIGNATION
PRIMARY BENEFICIARIES
I name the following as my primary beneficiary(ies) who, if living at the time of my death, will receive my SERP account balance. If any primary beneficiary is not living at the time of my death, his or her share will be paid proportionately to the remaining primary beneficiaries.

Name/Social Security Number    %     Relationship    Birth Date     Address

--------------------------    ----   ------------    ---------      ------------

--------------------------    ----   ------------    ---------      ------------

--------------------------    ----   ------------    ---------      ------------

CONTINGENT BENEFICIARIES
In the event no primary beneficiary survives me, I name the following as my contingent beneficiary(ies) who, if living at the time of my death, his or her share will be paid proportionately to the remaining contingent beneficiary(ies).

Name/Social Security Number    %     Relationship    Birth Date     Address

--------------------------    ----   ------------    ---------      ------------

--------------------------    ----   ------------    ---------      ------------

--------------------------    ----   ------------    ---------      ------------


By signing below, I acknowledge that:
 -   I authorize the savings deferrals indicated above.
 - I understand this election is irrevocable until the end of the calendar year and shall continue in effect except: (1) I can stop my contributions at any time and (2) I can make a new election in the month of December to be effective the immediately following January 1.
 - I understand the plan is not funded through a qualified trust. Accounts are paid out of company assets, backed by the good faith of Alliance Data Systems.

Signature__________________________________________________Date________________
     RETURN THIS FORM TO MANAGER, CORPORATE BENEFITS, DAD1, DALLAS, TEXAS

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